UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BankGuam Holding Company

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of Annual Meeting of Shareholders

BankGuam Holding Company

111 West Chalan Santo Papa

Hagåtña, Guam 96910

Monday, May 20, 2019

7:00 p.m. Local Time

To Our Shareholders:

Notice is hereby given of the Annual Meeting of Shareholders (the “Annual Meeting”) of BankGuam Holding Company (the “Company”). The Annual Meeting will be held at 7:00 p.m. on Monday, May 20, 2019, in the lobby of the Company’s headquarters, located at 111 West Chalan Santo Papa, Hagåtña, Guam 96910.

At the Annual Meeting, you will be asked (1) to elect four Class II Directors, each to serve for a term of three years; (2) to ratify the selection of Squar Milner LLP (“Squar Milner”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and (3) to act on such other business as may properly come before the Annual Meeting. We encourage you to read the accompanying proxy statement carefully, as it contains detailed information regarding the matters in clauses (1) and (2) above.

Only shareholders of record as of the close of business on March 26, 2019 are entitled to receive notice of and to vote at this meeting.

It is very important that as many shares as possible be represented at the Annual Meeting. To ensure your representation at the Annual Meeting, we urge you to complete the proxy online in accordance with the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”). If you requested a printed copy of the proxy materials, please mark, sign, date, and return the proxy card in the pre-paid envelope enclosed with those materials as promptly as possible. Even if you complete the proxy online or by signing and returning a printed copy, you may attend the Annual Meeting and vote your shares in person. You may also vote by telephone in accordance with the instructions in the proxy materials. If you wish to vote by internet or by telephone, you will need your Shareholder Control Number, which is located on your Notice, and the website address and/or toll-free telephone number, which is shown on your proxy card. No other personal information will be required in order to vote in this manner.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 20, 2019.

Copies of the Annual Meeting Proxy Materials, including proxy statement, proxy card and Annual Report on Form 10-K to Shareholders, are also available at: http://www.bankofguam.com/about-us/investor-relations/sec-filings.html.

Dated: April 5, 2019, Hagåtña, Guam.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Martin D. Leon Guerrero
Martin D. Leon Guerrero
Corporate Assistant Secretary

BANKGUAM HOLDING COMPANY

111 West Chalan Santo Papa

Hagåtña, Guam 96910

PROXY STATEMENT

These proxy materials are furnished in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Monday, May 20, 2019, at 7:00 p.m., in the lobby of Bank of Guam’s headquarters, located at 111 West Chalan Santo Papa, Hagåtña, Guam 96910 and at any adjournment thereof. These proxy materials are first being made available to shareholders on or about April 5, 2019.

Throughout this proxy statement, unless the context indicates or requires otherwise, when we use the terms “the Company,” “we,” “our” or “us,” we are referring to BankGuam Holding Company, and its wholly-owned subsidiary, Bank of Guam (which we refer to as the “Bank”). When we use the terms the “Board” or the “Board of Directors,” we are referring to the Board of BankGuam Holding Company and the Board of the Bank, unless the context indicates or requires otherwise.

PURPOSE OF THE ANNUAL MEETING

The matters to be considered and voted upon at the Annual Meeting are:

●	Proposal 1: The election of four Class II directors each to serve for a term of three years;

●	Proposal 2: To ratify the selection of Squar Milner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

●	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

None of the proposals to be acted upon at the Annual Meeting and discussed in this proxy statement carry rights of appraisal or similar rights of dissenters.

Internet Availability of Proxy Materials

As permitted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to shareholders electronically via the internet. We believe that this delivery method lowers costs and expedites shareholders’ receipt of materials. The Notice of Internet Availability of Proxy Materials (the “Notice”) contains instructions on how to access this proxy statement and our annual report and how to vote online.

Shareholders may request a printed copy of the proxy materials by following the instructions contained in the Notice. To the extent a shareholder has requested a printed copy of the proxy materials, a single printed copy is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the Annual Report on Form 10-K and proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. If a shareholder wishes to receive a separate copy or has received multiple copies at one address and would like to receive a single copy in the future, please contact Computershare by phone toll free at (866) 641-4276 or by written request to Computershare C/O: Shareholder Services, 462 South 4th Street, Suite 1600, Louisville, KY 40202.

Who May Vote

You are a “shareholder of record” if you hold our shares directly in your name through our transfer agent, Computershare Trust Company, N.A. If you hold our shares through a broker, bank, financial institution, trust, or other nominee, then you are a holder of our shares in “street name.” If you hold your shares in “street name,” you must instruct the broker or other nominee about how to vote your shares.

Only those common shareholders of record as of March 26, 2019 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. On that date 9,648,269 shares of common stock were outstanding. The determination of shareholders entitled to vote at the Annual Meeting and the number of votes to which they are entitled was made on the basis of the Company’s records as of the Record Date.

Voting of Proxies

If you are eligible to vote at the Annual Meeting and are a stockholder of record, you may submit your proxy or cast your vote in the following ways:

●

In Person – You may vote in person at the Annual Meeting. In order to gain admittance to the Annual Meeting, you must present valid government-issued photo identification such as a driver’s license or passport.

●	By Internet—You can vote by following the instructions provided in the Notice. Proxies submitted via internet or telephone must be received by 5:00 p.m., Chamorro Standard Time, on May 20, 2019.

●

By Telephone—You can vote by telephone by calling 1-800-652-8683 and entering the shareholder control number found on your Notice. Proxies submitted via internet or telephone must be received by 5:00 p.m., Chamorro Standard Time, on May 20, 2019.

●

By Mail—If you received your proxy materials by mail, you can vote by signing, dating, and mailing the proxy card in the pre-paid enclosed envelope provided with the materials. Your proxy card must be received before the voting polls close at the Annual Meeting.

If your shares are held in “street name” by a broker or other nominee, you should review the voting form used by that firm to determine whether you may provide voting instructions to the broker or other nominee by telephone or the internet.

Revocability of Proxies

Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or by filing a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be revoked if the person executing the proxy is present at the Annual Meeting and elects to vote in person by advising the chair of the Annual Meeting of such election. Subject to such revocation or suspension, all shares represented by a properly executed proxy received in time for the Annual Meeting and as described above under “Voting of Proxies” will be voted by the proxy holders in accordance with the instructions on the proxy.

IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS: “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED HEREIN, “FOR” THE RATIFICATION OF THE SELECTION OF SQUAR MILNER LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019, AND, IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE ANNUAL MEETING, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Quorum and Vote Necessary for Action

The presence in person or by proxy (including internet and telephone voting) of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions, shares as to which voting authority has been withheld from any nominee and “broker non-votes” (as defined below), will be counted for purposes of determining the presence or absence of a quorum.

In accordance with the Company’s Articles of Incorporation and By-Laws, each shareholder of record as of the Record Date is entitled to cast one vote for each share of stock held on each matter presented for a vote at the Annual Meeting. In the case of director elections, each such shareholder is entitled to cast one vote for up to four candidates. For example, a shareholder holding 100 shares may cast 100 or fewer (but not more) votes for each of four candidates. A shareholder may not cumulate votes (i.e., you may not cast a number of votes greater than the number of shares that you own for any one candidate). Also, a shareholder may not vote for more than four of the nominees.

Directors are elected by a plurality standard, meaning that the winning candidate need only receive more votes than a competing candidate. If a director runs unopposed, he or she needs only one vote to be elected. The vote of a majority of the shares represented at the Annual Meeting is required for approval of Proposal 2 as well as for any other matter that may properly come before the Annual Meeting.

A broker or nominee holding shares for beneficial owners may vote on certain matters at the Annual Meeting pursuant to discretionary authority or instructions from the beneficial owners. However, with respect to other matters for which the broker or nominee may not have received instructions from the beneficial owners and may not have discretionary voting power under the applicable rule of the stock exchange or other self-regulatory organization to which the broker or nominee is a member, the shares held by the broker or nominee may not be voted. Such unvoted shares are called “broker non-votes.” Such rules of the stock exchange and other self-regulatory organizations generally permit a broker or nominee, in the absence of instructions, to deliver a proxy to vote for routine items, such as the ratification of independent auditors. Consequently, shares held by a broker or nominee will constitute “broker non-votes” regarding non-routine items, such as the election of directors. Broker non-votes will have no effect on the election of directors.

Person Making the Solicitation

This solicitation of proxies is being made by the Board of Directors of the Company. The Company will pay the costs of solicitation, including the expense of preparing, assembling, printing, and mailing this proxy statement and the material used in the solicitation of proxies for the Annual Meeting. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors, and employees of the Company and Bank of Guam may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of common stock as of February 28, 2019, by those persons known to the Company to be the beneficial owners of more than five percent of the outstanding voting common stock of the Company:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership [1]	Percent of Class
Lourdes A. Leon Guerrero P.O. Box BW Hagåtña, Guam 96932	3,973,794 2 3	41.19%
Eugenia A. Leon Guerrero P.O. Box BW Hagåtña, Guam 96932	1,789,371 [3]	18.55%
The Marciano Vega Pangilinan & Guadalupe U. T. Pangilinan Foundation Trust P.O. Box 101 Hagåtña, Guam 96932	536,868 [4]	5.56%

(1)	Beneficial ownership for purposes of this table is determined according to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)

Includes 3,889,996 shares of common stock which are subject to a Voting Trust Agreement, dated as of November 29, 2013, (the “VTA”), among certain shareholders, including Lourdes A. Leon Guerrero (as the “Trustee”). Under the VTA, the parties agreed to grant the Trustee certain powers and rights with respect to shares of common stock of the Company owned by the parties. The VTA provides, among other things, that the Trustee has the power and discretion to vote, consent to or take any shareholder action of any kind concerning the Company. The VTA limits this right by (1) requiring that in selecting any nominee or proxy, the Trustee must select a nominee or proxy who is either a shareholder, director or officer of the Issuer; (2) providing that a majority of the Shares held by the parties may advise the Trustee in writing that the Trustee is not authorized to take a proposed vote, consent or action; and (3) requiring that if any parties or Permitted Transferees (as defined in the VTA) of the parties are nominees for director of the Issuer, the Trustee shall vote the shares in favor of such nominees. The VTA terminates on December 31, 2040. Also includes 83,798 shares of common stock of which Ms. L. Leon Guerrero may be deemed the beneficial owner, which are subject to the VTA. Of the 83,798 shares of common stock, (i) 50,149 shares are held directly; (ii) 4,800 shares are held in trusts for the benefit of Ms. L. Leon Guerrero’s children; (iii) 22,243 shares are held by Ms. L. Leon Guerrero and her husband as joint tenants; and (iv) 6,606 shares are held by Ms. L. Leon Guerrero as custodian for the benefit of her grandchildren. Ms. L. Leon Guerrero disclaims beneficial ownership of the securities described above except to the extent of her pecuniary interest therein.

(3)

Includes (i) 1,778,671 shares held by The Jesus S. Leon Guerrero Family Trust dated December 14, 2000, of which Ms. E. Leon Guerrero is trustee; and (ii) 10,700 shares held directly. Ms. E. Leon Guerrero is a party to the VTA, and all her shares are subject to it. Ms. E. Leon Guerrero disclaims beneficial ownership of the securities described above except to the extent of her pecuniary interest therein.

(4)	All shares owned by The Marciano Vega Pangilinan & Guadalupe U. T. Pangilinan Foundation Trust.

The following table sets forth information with respect to the beneficial ownership of common stock as of February 28, 2019, for each director/nominee, named executive officer and directors and executive officers as a group:

Name of Beneficial Owner	Relationship with Company	Amount and Nature of Beneficial Ownership[1]	Percent of Class
Patricia P. Ada	Director	51,688 [2]	*
Frances L.G. Borja	Director	32,798	*
Keven F. Camacho	Director and Vice President and Chief Lending Officer	5,969	*
Joseph M. Crisostomo	Director	15,140 [3]	*
Joaquin P. L.G. Cook	Director, President and Chief Executive Officer	6,591 [4]	*
Roger P. Crouthamel	Director	458,936 [5]	4.76%
Martin D. Leon Guerrero	Director	91,561 [6]	*
William D. Leon Guerrero	Chairman of the Board	77,180 [7]	*
Mark J. Sablan	Director	3,987 [8]	*
John S. San Agustin	Director	37,607 [9]	*
Maria Eugenia Leon Guerrero	Director, Executive Vice President and Chief Operating Officer	5,748 [10]	*
Francisco M. Atalig	Senior Vice President and Chief Financial Officer	2,270	*
All Directors and Executive Officers as a Group (12 persons)		789,475	8.18%

(1)

Unless otherwise noted in the following footnotes, the listed beneficial owner has sole voting and investment power. Beneficial ownership for purposes of this table is determined according to Rule 13d-3 of the Securities Exchange Act of 1934.

(2)	27,906 shares of Patricia P. Ada are subject to the VTA.

(3)	All shares owned by Mr. Crisostomo and Joyce Q. Crisostomo as joint tenants.

(4)	Includes (i) 5,541 shares held directly and (ii) 1,050 shares held by Joaquin P. L.G. Cook as custodian for his children.

(5)

Includes (i) 405,770 shares as a trustee of The Crouthamel Family Trust; and (ii) 53,166 shares as trustee for The John Kerr Grandchildren’s Trust dated May 30, 1990. Mr. Crouthamel disclaims beneficial ownership of the securities described above except to the extent of his pecuniary interest therein.

(6)

Includes (i) 12,231 shares held directly by Mr. M. Leon Guerrero and (ii) 79,330 shares owned by Mr. M. Leon Guerrero and Barbara B.B. Leon Guerrero as joint tenants. All shares of the foregoing are subject to the VTA.

(7)

Includes (i) 2,520 shares held by Mrs. Zita Leon Guerrero, Mr. W. Leon Guerrero’s wife; (ii) 3,968 shares held directly by Mr. W. Leon Guerrero; and (iii) 70,692 shares held by Mr. W. Leon Guerrero and his wife as joint tenants. All shares of the foregoing are subject to the VTA.

(8)	Includes (i) 1,703 shares held directly; (ii) 1,384 shares held by Mr. Sablan and Caroline H. Sablan, Mr. Sablan’s wife; and (iii) 900 shares held by Mrs. Sablan.

(9)

Includes (i) 16,673 shares held directly; (ii) 20,734 shares held indirectly through a Jerome Cizek, Trustee Morling & Co. 401k Plan FBO John Shimizu San Agustin, (iii) 100 shares held by Mr. San Agustin Custodian for Kory Mathew Mafnas UTMA CAs and (iv) 100 shares held by Mr. San Agustin Custodian for Koa Haruki San Kosugue UTMA CA. 32,516 shares of the foregoing are subject to the VTA.

(10)	Includes (i) 4,748 shares held directly and (ii) 1,000 shares held by Maria Eugenia Leon Guerrero as custodian for her son, Tao Anthony Leon Guerrero Nuestro.

PROPOSAL NUMBER 1:

ELECTION OF DIRECTORS

The By-Laws of the Company provide that the Board of Directors is divided into three classes (Class I, Class II and Class III), all to be elected by the holders of the Common Stock of the Company. Each Class consists of not less than three members to be elected for a term of three years, with their terms to be staggered so that one Class of directors will be elected each year. Four directors, constituting the Class II Directors, will be elected by the holders of the Common Stock at the Annual Meeting to be held on May 20, 2019.

Directors

The following directors are being nominated for election by our Board: Patricia P. Ada, Frances L.G. Borja, Mark J. Sablan, and Roger P. Crouthamel.

For details regarding Board qualifications and the specific experiences, qualifications and skills of each of our director nominees, please see “Board of Directors – Nominees for Directors” below.

BOARD OF DIRECTORS

Nominees for Directors

The four nominees are presently Class II Directors. They were recommended by the Nominating and Governance Committee and approved by the Board of Directors, and, unless the shareholder marks the proxy to withhold the vote, the proxy, if returned as described above in “Voting of Proxies” and not subsequently revoked, will be voted in favor of their election as directors. If for any reason any such nominee becomes unavailable for election, the proxy holders will vote for such substitute nominee as may be designated by the Board of Directors in its discretion. The names of the nominees for the Class II Directors and the background information furnished by them, including their principal occupations and their employment for the past five years, are set forth below.

Class II Directors

With terms expiring in 2022.

Patricia P. Ada, age 54, has been a director since the Company organized in 2011 and a director of the Bank since 2008. She is the Board Secretary and Assistant Treasurer of Ada’s Trust and Investment Inc. and the manager of P and M LLP. Both companies are involved in commercial real estate development and management and are family owned. She has been with both businesses for 25 years. Prior to that, from 1987 to 1992, she was a management trainee and then a commercial loan officer with the Bank. From 1990 to 1991, she was a marketing representative for RCA Communications, which later became MCI, and was promoted to Marketing Manager of Guam to later become MCI International Marketing Military Manager for Korea in 1992. She is a member of the Company’s Stock Purchase Plan Committee, the Bank’s Executive and Asset Liability Committees and the Company’s and the Bank’s Compensation, Audit and Nominating and Governance Committees. Ms. Ada is a member of the Guam Chamber of Commerce, Guam Visitors Bureau and Pacific Area Travel Association Micronesia Chapter. We believe that Ms. Ada’s business and marketing relations experience, community and civic memberships and her extensive knowledge of the Company’s market area, particularly Guam, well qualify her to serve on our Board.

Frances L. G. Borja, age 62, has been a director since the Company organized in 2011 and has been a Bank director since 2005. She is from the Commonwealth of the Northern Mariana Islands (“CNMI”), and her knowledge of and relationships with the local business community and citizens of the CNMI is expected to support the Bank’s growth in that market. She is the President of Carmen Safeway Enterprises Inc., a retailor in general merchandise, real estate development and funeral services. She is a member of the Bank’s Executive Committee and each of the Bank and Company’s Nominating and Governance Committee. Ms. Borja was a former Vice-President of the Saipan Chamber of Commerce and a past president of the Rotary Club of Saipan. She also served as a delegate and third Vice-President in the third Northern Mariana Islands Constitutional Convention. We believe that her extensive knowledge of the Company’s market area in the CNMI and her leadership experience in numerous civic and business organizations well qualify her to serve on our Board.

Mark J. Sablan, age 61, has been a director since 2016 and is currently the Vice President of Business Development and Community Affairs of South Pacific Petroleum Corporation (the “SPPC”), a wholesaler and retailer of petroleum products and retail stores. He has been employed with SPPC since December 2000. Prior to joining SPPC, he was employed by Esso Eastern, Inc. (EXXON) from 1990 to 2000. Mr. Sablan has worked in the petroleum industry for 26 years and worked for Bank of Guam from 1982 to 1990. Mr. Sablan has been a member of the Guam Chamber of Commerce since 2010 and has served as the Chairman of that organization in the past and is currently on the board. He is also a member of the Guam Chamber of Commerce Armed Forces Committee and serves as Chairman on its Steering Committee. He is a past President of the Navy League of the U.S. – Guam Council and is currently a board member. He is Chairman of the University Of Guam School Of Business and Public Administration Advisory Council, is current President of the Guam Business Partners for Recycling, and is Vice-Chairman of the Bookmobile Foundation (Guam Public Library System). Mr. Sablan was appointed as a member of the Company’s Board of Directors because of his extensive business experience and community involvement. We believe that Mr. Sablan’s business and marketing relations experience, community and civic memberships and his knowledge of the Company’s market area, particularly Guam, well qualify him to serve on our Board.

Roger P. Crouthamel, age 70, has been a Board member since the Company organized in 2011 and has been a member of the Bank Board since 1998. He is the Secretary of the Company and the Bank. He is a director of TransPacific Travel dba Travel Pacificana, a travel agency, and presently the Assistant Secretary/Treasurer of Oceanic Resources, Inc., a real estate management company. He is a lawyer admitted to practice in California and Guam since 1973 and is Of Counsel of Camacho Calvo Law Group LLC, focused mainly on commercial and transactional law. He is also a partner of Chamorro Gardens Development, Macheche Plaza Development and LKC Development and a member of Vista Chino Development, Maite Partners, LLC and International Dining Concepts, LLC. Additionally he is a director and Vice President of Sports Concepts Inc. a retailer in sporting goods. He is a member of the Bank’s Executive Committee and Vice-Chairman of the Bank’s Trust Committee. He is also the Chairman of the Company’s Stock Purchase Plan and Compensation Committees and a member of the Bank’s and Company’s Audit and Nominating and Governance Committees. We believe that Mr. Crouthamel’s business relations experience, his law practice for 45 years and his longtime tenure as a Board member of the Bank, and his extensive knowledge of the Company’s market area, particularly Guam, well qualify him to serve on our Board.

We believe that Mr. Crouthamel’s extensive experience in accounting and finance as a director, partner or principal owner of numerous and diverse companies and partnerships in Guam and California, his understanding of internal controls and procedures for financial reporting, his experience as a member of the Bank’s Audit Committee, and his in depth knowledge of complex audit principles well qualifies him to serve on the Board and as the Audit Committee’s financial expert.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Incumbent Directors

As noted above, the terms of office for the Class I and Class III Directors described below will continue beyond the Annual Meeting. These directors, their ages, principal occupations for the past five years, and the year in which each director was first elected a director of the Company, are set forth below.

Class I Directors

With terms expiring in 2021.

William D. Leon Guerrero, age 67, was appointed Chairman of the Board of the Company and the Bank on March 20, 2019. Previously, he served as the Vice Chairman, Executive Vice President and Chief Operating Officer of the Company since the Company organized in 2011. He has been a Board member of the Bank since 2003 and served as the Executive Vice President and Chief Operating Officer of the Bank from 1992 until his appointment as Chairman in 2019. Mr. W. Leon Guerrero has over 40 years of banking experience. He was first hired by the Bank in 1985 as the Vice President, General Credit Administrator and in 1990 was appointed the Senior Vice President, Credit Administrator. Prior to joining the Bank, he was with CitiBank Guam from 1974 to 1985 where he became the Assistant Vice President, Credit Administrator, Corporate Banking Group. During his banking career, Mr. W. Leon Guerrero served in numerous leadership roles including as a Regent of the University of Guam and was a member of the Guam Insurance and Banking Board for numerous years. Mr. W. Leon Guerrero brings extensive knowledge of community and regional banking, particularly in the territory of Guam, including strategic, financial and regulatory considerations, to the Board of Directors. His knowledge of and relationships with banks in Guam, Commonwealth of the Northern Mariana Islands, Federated States of the Micronesia, Republic of the

Marshall Islands and the Republic of Palau are expected to support the Bank’s growth in all of these markets. He is also the Chairman of the Bank’s Loan and Executive Committees, and he is a member of the Bank Asset Liability and Trust Committees.

Joseph M. Crisostomo, age 59, has been a Board member since the Company organized in 2011 and has been a member of the Bank Board since 2005. Mr. Crisostomo is the President and CEO of Cars Plus, LLC. He is also the President and CEO of Cycles Plus, LLC and a member of Pacific Auto Leasing, dba Thrifty Car Rental. Mr. Crisostomo was awarded the Small Business Person of the Year Award in 2006 by the SBA (Small Business Administration). He was also the Guam Business Executive of the Year in 2004. Mr. Crisostomo was a former board director of the Guam Chamber of Commerce and Chairman of the Armed Forces Committee. Mr. Crisostomo is a member of the Bank Asset Liability and Trust Committees and the Bank’s and Company’s Audit, Compensation, and Nominating and Governance Committees. Additionally, he contributes to the Board his entrepreneurial skills and substantial experience as a successful car dealer/businessman. In addition, his involvement in local and community affairs provides a valuable insight and perspective to the Board which well qualifies him to serve on our Board.

Keven F. Camacho, age 44, is the Vice President and Chief Lending Officer of the Bank of Guam and has been a director of the Company since August 2014. He was also appointed a director of the Bank at the same time. He started with the Bank in 1996 and held several positions with the Bank such as Branch Manager for the Tumon, Belau, Mangilao, and Upper Tumon branches. In 2003 he was appointed the Bank’s Northern Regional Manager and in 2010 was appointed to his present position. From 2013 - 2015, he served as a board member of Sanctuary, Inc., a community-based organization which aims to improve the quality of life for Guam’s youth to promote reconciliation during times of family conflicts, to foster the development of responsible community members, and to advocate for their needs in an effort to preserve the family unit. Since 2010 he has been a member of the Rotary Club of Northern Guam and in fiscal year 2015 – 2016 served as its President. Finally, he is a co-owner of TSC, Inc. which is a web design, maintenance, and hosting company that maintains and hosts websites for island businesses and organizations. He is a graduate of Arizona State University and received an MBA from the University of Guam in 2005. In 2003, he also graduated from the Pacific Coast Banking School at the University of Washington. He is a member of the Bank’s Loan Committee, Trust Committee and Asset Liability Committee. We believe that Mr. Camacho’s banking experience, business relations experience and extensive knowledge of the Company’s market area, particularly Guam, well qualify him to serve on our Board.

Class III Directors

With terms expiring in 2020.

Joaquin P. L.G. Cook, age 40, was appointed President and Chief Executive Officer of the Company and the Bank on March 20, 2019. He previously served as the Interim President and Chief Executive Officer from May 1, 2018 until November 26, 2018, and again from January 1, 2019 until March 20, 2019. Mr. Cook also served as Executive Vice President and Chief Sales & Service Officer of the Company and the Bank from January 5, 2015 until March 20, 2019, and, before that, he had been the Bank’s Compliance Department manager since 2011. He held several other positions within the Bank including Assistant Vice President, Branch Manager and Commercial Loan Officer. He started his career with the Bank in 2001 as a Management Trainee. He has been a director of the Company since it organized in 2011. He has been a director of the Bank since 2007. He is Secretary/Treasurer of Byerly & Cook Corp., a local company specializing in industrial coatings and auto accessories and a member of the management committee of IP&E Holdings, LLC, a local company that owns and operates the Shell franchise in Guam. He is currently the owner/member of Ignite LLC, dba Crust Pizzeria, a Guam-based restaurant, and a Director of ASC Trust LLC, a Guam company that focuses on retirement plan administration. He is a member of the Bank’s Trust, Executive, Asset Liability and Loan Committees and the Company’s Stock Purchase Plan Committee. Mr. Cook graduated from the Pacific Coast Banking School in 2011. He attended St. John’s School and received his Bachelor’s degree in Management Science from University of California, San Diego. He then obtained his Master’s Degree in Business Administration from the University of San Diego. We believe that Mr. Cook’s banking experience and business relations experience and his extensive knowledge of the Company’s market area, particularly Guam, well qualify him to serve on our Board.

John S. San Agustin, age 55, was appointed to the Board of Directors of both the Company and Bank in November 2018. He is currently a partner at Morling & Company a financial services firm, specializing in tax, accounting and financial consulting located in San Francisco, California that emphasizes in small and high net worth clients. He has been with Morling & Company for over 18 years. He specializes in employee stock option planning, international taxation, retirement plans and estate/ fiduciary taxation. Mr. San Agustin was appointed as a member to the Company’s Board of Directors because of his extensive business, accounting and tax experience and community involvement in California, especially the San Francisco Bay Area market.

Martin D. Leon Guerrero, age 67, has been a Board member since the Company organized in 2011 and has been a member of the Bank Board since 1990. He is the Treasurer and Assistant Secretary of the Bank and the Company. He is also the Chairman of the Bank’s Trust Committee and the Vice-Chairman of the Bank’s and Company’s Audit Committee. He also serves as the Vice-Chairman of the Bank’s and Company’s Nominating and Governance Committee as well as a member of the Bank’s Loan, Asset Liability and Executive Committees. Mr. M. Leon Guerrero was the Secretary/Treasurer of Adztech & Public Relations, Inc., a public relations firm. He resigned from that position in 2012. We believe that Mr. M. Leon Guerrero’s media relations experience and his extensive knowledge of the Company’s market area, particularly Guam, well qualifies him to serve on our Board.

Maria Eugenia Leon Guerrero, age 39, was appointed to the Board of the Company and the Bank in February 2019 and Executive Vice President and Chief Operating Officer on March 20, 2019. She previously served as the Executive Vice President/Retail and Card Services of the Bank and the Executive Vice President of the Company and has worked in the Bank since 2009. She joined the Bank in 2009 and held several positions such as Director of Card Services, Six Sigma Champion and Strategic Planning Officer, and Credit Officer. In 2017 she also graduated from the Pacific Coast Banking School. She is the daughter of the late Anthony A. Leon Guerrero, who was the President and Chief Executive Officer of the Bank from 1992 to 2005. We believe that Ms. M. Leon Guerrero’s banking experience and her extensive knowledge of the Company’s market area, particularly Guam, well qualify her to serve on our Board.

As provided in the VTA, Lourdes A. Leon Guerrero nominated Maria Eugenia Leon Guerrero to fulfill the remaining term of her directorship following her resignation. The VTA provides, among other things, that if any parties or Permitted Transferees (as defined in the VTA) of the parties are nominees for director of the Company, the Trustee shall vote the shares in favor of such nominees. The VTA terminates on December 31, 2040.

Board Meetings

The Company’s Board of Directors generally meets quarterly but meets more frequently when Company matters requiring Board attention arise from time to time. The Bank’s Board of Directors meet monthly to discuss matters directly related to the Bank’s business and more frequently as additional matters arise. During 2018, the Bank’s Board met 13 times, and the Company’s Board met 7 times, and each of our current directors attended at least 75% of (i) all Board meetings; and (ii) all applicable committee meetings in fiscal year 2018. While we do not have a formal policy regarding director attendance at meetings of shareholders, we strongly encourage each of our directors to attend shareholder meetings, and all members of the Board attended the 2018 Annual Meeting.

Family Relationships

Joaquin P. L.G. Cook is the first cousin of Maria Eugenia Leon Guerrero.

Committees, Membership and Meetings

The Board of Directors of the Company and the Bank each has a separate standing Audit Committee (“Audit Committee”), Compensation Committee (“Compensation Committee”) and Nominating and Governance Committee (“Governance Committee”). The Bank has a standing Loan Committee, Asset Liability Committee (“ALCO”), Executive Committee and Trust Committee. The Company has a separate standing Stock Purchase Plan Committee (“SPP Committee”). Each of the Bank’s and Company’s Committees operate under charters, and the Audit, Compensation and Governance Committees’ charters are included on the Company’s website at www.bankofguam.com. Membership of the committees is as follows:

Name	Audit*	Compensation*	Governance*	Loan	Executive	ALCO	Trust	SPP+
Patricia P. Ada	M	M	M		M	M		M

Frances L.G. Borja			M		M

Keven F. Camacho				M		M	M

Joseph M. Crisostomo	M	M	M			M	M

Joaquin P. L.G. Cook				M	M	C	M	M

Roger P. Crouthamel	M	C	M		M		M	C

Maria E. Leon Guerrero				M	M	M	M	M

Martin D. Leon Guerrero	M		C	M	M	M	C

William D. Leon Guerrero				C	C	M	M

Mark J. Sablan	M		M		M			M

John S. San Agustin	M	M	M	M	M

Number of 2018 Meetings	8/20	5/5	3/3	56	12	4	12	3

M	Member

C	Chair

*Denotes a committee at both the Company and the Bank.

+Denotes a committee at the Company only.

All other committees in the table not marked are at the Bank only.

In the number of meetings that are stated as a fraction, the number of Company meetings is the numerator and the number of Bank meetings is the denominator.

The following is a brief description of each Company and Bank committee of the Board of Directors.

Audit Committee: The Audit Committee discharges the Board of Directors’ responsibility relating to the oversight of (i) the integrity of the financial statements and internal controls, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the independent auditors and internal audit function, and (iv) compliance with legal and regulatory requirements. The Audit Committee, among other things, is responsible for the appointment, compensation and oversight of the independent auditors and review of the financial statements, audit reports, internal controls and internal audit procedures.

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)A of the Exchange Act. Each member of the Audit Committee has been determined to be an independent director, in accordance with the independence standards of the NASDAQ Stock Market and the SEC Rules and Regulations applicable to audit committees. The Board of Directors has determined that the Chairman of the Audit Committee, Roger P. Crouthamel,

qualifies as an “audit committee financial expert.” Mr. Crouthamel is “independent” as that term is defined in the NASDAQ Stock Market Rule 5605(a)(2) and SEC rules and regulations.

Compensation Committee: Among other things, the Compensation Committee is appointed by the Board of Directors to (i) review and approve annually the corporate goals and objectives applicable to the compensation of the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer (“CEO” and “COO”), (ii) evaluate at least annually the CEO’s and COO’s performance in light of those goals and objectives, and (iii) determine and approve the CEO’s and COO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s and COO’s compensation, the Committee considers the Company’s performance and relative shareholder return. The Committee also makes recommendations to the Board regarding the compensation of all other executive officers.

Additionally, the Committee reviews and makes recommendations to the Board regarding incentive compensation plans and equity-based plans, and where appropriate or required, recommends them for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans. The Committee also has the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted, and the terms and conditions applicable to each award or grant, subject to the provisions of each plan. The Committee also reviews director compensation for service on the Board and Board committees at least once a year and to recommend any changes to the Board.

The Compensation Committee may delegate to the Director of Human Resources or other appropriate officer to administer, amend and interpret the Company’s compensation and benefits programs. Each member of the Compensation Committee has been determined to be an independent director, in accordance with the independence standards of the NASDAQ Stock Market and SEC rules and regulations.

Nominating and Governance Committee: The Nominating and Governance Committee function is (1) to assist the Board, on an annual basis, by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) to assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and to recommend to the Board qualified individuals to fill any such vacancy; (3) to recommend to the Board, on an annual basis, director nominees for each Board committee; and (4) to establish procedures for the Committee to exercise oversight of the evaluation of the Board.

Each member of the Nominating and Governance Committee has been determined to be an independent director, in accordance with the independence standards of the NASDAQ Stock Market and SEC rules and regulations.

Stock Purchase Plan Committee: This Committee’s function is to recommend and implement the Company stock purchase plan that is generally available for all employees of the Company and its subsidiaries such as the Bank. See additional details regarding the Stock Purchase Plan under the section entitled “Employee Stock Purchase Plan.”

The following is a brief description of the committees of the Bank’s Board of Directors.

Loan Committee: The Loan Committee’s principal function is to monitor and review the loan portfolio of the Bank and its branches. The Committee approves and confirms, as the case may be, all loans above a certain amount.

Executive Committee: The Executive Committee reviews the administration of the Bank and its branches, including the investment portfolio, loans in excess of $125,000, personnel policies, and various management, credit and personnel reports.

Trust Committee: The Trust Committee’s function is to oversee and direct all activities of the Trust department of the Bank, including approving all accounts opened and closed.

Asset Liability Committee: The Asset Liability Committee’s principal function is to monitor and review the Bank’s liquidity position (Asset/Liability management) to assure that appropriate resources are in place to meet anticipated funds demands. The Committee also manages rate sensitive assets and liabilities to provide acceptable levels of net interest income and Interest Rate Risk, which is the exposure to the Bank’s Earnings and Equity Capital to future interest rate changes.

Director Compensation

The Company and the Bank use cash compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company and the Bank considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required as a member of the Board of Directors. Presently, with the exception of the Company Stock Purchase Plan Committee, directors of the Company receive no compensation for any Board or Committee meeting attended. Bank directors are paid an attendance fee of $2,000 for each Bank Board meeting attended. Bank Board members are also paid $250 for each committee meeting attended, with the Chairman of the Bank Audit and Bank Trust Committee being paid $300 per meeting. The Company pays each member of the Stock Purchase Plan Committee a fee of $250 for each meeting attended.

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director, and Keven F. Camacho, who is the Vice President and Chief Lending Officer, all of whom served on the Board of Directors in 2018. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2018. Compensation paid to Joaquin P. L.G. Cook, our President and Chief Executive Officer, Lourdes A. Leon Guerrero, the Company’s past President and Chief Executive Officer, and William D. Leon Guerrero for their service as directors is reported in the Summary Compensation Table. Because Maria E. Leon Guerrero was appointed to the Board in February 2019, she did not receive any director fees in 2018.

Name	Fees Earned or Paid in Cash	Stock Awards	Total
Roger P. Crouthamel	$39,300	$0	$39,300

Martin D. Leon Guerrero	$47,000	$0	$47,000

Mark J. Sablan	$35,000	$0	$35,000

Keven F. Camacho	$41,500	$0	$41,500

Patricia P. Ada	$36,250	$0	$36,250

Frances L. G. Borja	$27,500	$0	$27,500

John S. San Agustin	$5,750	$0	$5,750

Joseph M. Crisostomo	$34,750	$0	$34,750

Survivor Income Plan and Group Polices

In 2011, the Bank Board approved entry into a survivor income plan (“SIP”) for Bank directors meeting certain age requirements. The SIP was implemented to help recruit, reward and retain key executives and directors. Under the SIP, upon a participating director’s death while serving on the Board, the Bank will pay a death benefit to the director’s beneficiary in the amount of $303,030.

The Bank Board members are also enrolled in the Bank’s group life insurance and some are enrolled in the group health and dental insurance. The group policies are made available on the same basis as all Bank employees.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board of Directors is committed to strong, independent leadership and believes that objective oversight of management performance is a critical aspect of effective corporate governance. It is the role of the Nominating and Governance Committee to review annually, and when appropriate make recommendations to the Board of Directors concerning, board composition, structure, and functions. With the departure of Lourdes A. Leon Guerrero at the end of 2018 following her election to the Office of the Governor of Guam, the Nominating and Governance Committee initiated internal succession policies to identify her replacement. Following this process, and upon the recommendation of the Nominating and Governance Committee, in March 2019 the Board deemed it appropriate to separate the Chairman of the Board and Chief Executive Officer positions. On March 20, 2019, the Board appointed William D. Leon Guerrero to be the Chairman of the Boards of the Company and the Bank, and appointed Joaquin P. L.G. Cook to be the President and Chief Executive Officer.

According to the Company’s By-Laws, the Chairman of the Board presides at meetings of the Board of Directors and shareholders and exercises and performs such other powers and duties assigned to him/her by the Board of Directors. The By-Laws further provide that the president of the Company will be the chief executive officer and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Company.

During this time of transition, the Board believes it to be appropriate to have a Chairman with the sole job of leading the Board and a separate President who can focus his/her efforts on the day-to-day management of the Company. The Board does believe that it is important to have the President as a director. However, the Board may decide in the future to once again combine the positions of Chairman and Chief Executive Officer. Also, in addition to the Chairman, leadership is also provided through the respective chairs of the various committees of the Bank and Company Boards. All but four of the members of the Board of Directors are independent directors. In addition, our key committees of the Board of Directors — Audit, Compensation, and Nominating and Governance — are comprised solely of, and chaired by, independent directors.

Board’s Role in Risk Oversight

It is a fundamental part of the Board’s responsibility to understand the risks the Company faces and what steps management is taking to manage those risks. It is also important that the Board understands what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s outside auditor. The Bank’s Executive Committee fulfills its oversight responsibility with respect to the Bank’s compliance and operational risk, by working with the Bank’s Senior Vice President and General Counsel and Chief Risk Officer to understand regulatory and legislative issues and the Bank’s processes and systems. In setting compensation, the Bank’s Compensation Committee strives to create incentives that do not encourage excessive risk-taking beyond the Bank’s ability to effectively identify and manage risk. The Bank’s Asset Liability Committee focuses on investment risks and the Bank’s Loan Committee functions focus on credit. Both Committees receive monthly reports from the chief credit officer and chief financial officer. Additionally, the Bank’s Board of Directors is provided physical and information security risk reports by management on an annual basis.

Director Independence

For the fiscal year 2018, the Board of Directors determined that Lourdes A. Leon Guerrero, the former Chair of the Board of Directors, President and Chief Executive Officer who, from May 1, 2018 through November 26, 2018, had taken a temporary, unpaid leave of absence from her position as President and Chief Executive Officer; William D. Leon Guerrero, our Chairman and former Executive Vice President and Chief Operating Officer; Joaquin P. L.G. Cook, Board member, Executive Vice President and Chief Sales & Service Officer, as well as Interim President and Chief Executive Officer during Ms. Leon Guerrero’s leave of absence (see section below under “EXECUTIVE COMPENSATION”); and Keven F. Camacho, Vice President and Chief Lending Officer, would not be considered “independent directors” as that term is defined in the listing standards of the NASDAQ Stock Market and SEC rules and regulations. Upon her appointment to the Board in February 2019, the Board also determined that Maria E. Leon Guerrero would not be considered an “independent director.” The Board of Directors has determined that all of the other seven directors are “independent directors” as that term is defined in the listing standards of the NASDAQ Stock Market and SEC rules and regulations. Such independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the NASDAQ Stock Market listing standards and SEC rules and regulations, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. See additional discussion under the section entitled Transactions with Related Persons.

Executive Sessions of Independent Directors

Independent directors meet at regularly scheduled sessions without the directors who are not independent.

Nomination of Directors

Our Nominating and Governance Committee is a joint committee of the Company and the Bank’s Boards of Directors. Among its other duties and responsibilities assigned from time to time by the Board, the Committee functions as a nominations committee by identifying individuals who are qualified to become directors and recommending candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on our Board.

The Committee’s charter provides that the Committee will recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

BankGuam Holding Company

Attention: Roger Crouthamel, Corporate Secretary

P.O. Box BW

Hagåtña, Guam 96932

Each recommendation should be accompanied by the following:

•

The full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

The full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit the person making the recommendation believes the candidate would provide as a director;

•

A statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide such information as the Committee may request in connection with its evaluation of candidates;

•	A description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;
•

Information about any business or personal relationships between the candidate and any of our customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our bank, and any transactions between the candidate and our bank; and

•

Any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past ten years).

Shareholder recommendations must be received by February 20, 2020 in order to be included in the Committee’s consideration for directors to be elected in the 2020 Annual Meeting of Shareholders.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within our service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in our business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time. The Nominating and Governance Committee has not adopted a diversity policy for evaluating nominees.

Communications with the Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the board or to one or more individual directors. You may address and mail your communication to Roger Crouthamel, Corporate Secretary, at:

BankGuam Holding Company

Attention: Roger Crouthamel, Corporate Secretary

P.O. Box BW

Hagåtña, Guam 96932

You also may send your communication by email to him at rpc@bankofguam.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary, and with the exception of communications our Corporate Secretary considers to be unrelated to our business, forwarded on to the intended recipients. Copies of communications from a customer of the Bank relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the department or division most closely associated with the subject.

Code of Ethics

The Company has adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all employees, officers and directors of the Company as well as any subsidiary company officers that are executive officers of the Company. The Code of Ethics is available on the Company’s website at www.bankofguam.com and print copies are available to any shareholder that requests a copy. Stockholders may request a copy by writing to Corporate Secretary, BankGuam Holding Company, P.O. Box BW, Hagåtña, Guam 96910. Any amendments to the Code of Ethics, or waivers of these policies, to the extent applicable to the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer or the controller, will be disclosed on the Company’s website promptly following the date of such amendment or waiver, as applicable. Information on the Company’s website does not form a part of this Annual Report. We do not have a policy that specifically prohibits employees, officers and directors from hedging the economic risk of stock ownership of our stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section addresses the compensation programs, philosophy and objectives of the Company, including the process for making compensation decisions, the role of management in the design of such programs, and its 2018 executive compensation components. This section also addresses the factors most relevant to understanding the Company’s compensation programs and what they are designed to reward, including the essential elements of compensation, the reasons for determining payment of each element of compensation, and how each compensation element fits into the Company’s overall compensation objectives and affects decisions regarding other compensation elements. Because the size and complexity of the Company and the Bank have not significantly increased, the executive officers receive no compensation to manage the affairs of the Company. All compensation is accomplished at the Bank level through the Board of Directors of the Bank.

Executive Summary

The Compensation Committee establishes and administers the compensation and benefit programs for the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer. The President and Chief Executive Officer establish the compensation and benefit programs for the other named executive officers. The Compensation Committee may make recommendations relative to the compensation and benefits of the executive officers to the Bank Board. The Committee, as well as the President and Chief Executive Officer for the other named executive officers, carefully considers the components of the executive compensation programs to attract and retain high quality executive officers and to incent the behavior of executive officers to create shareholder value.

The Compensation Committee’s and the President and Chief Executive Officer’s (for the other named executive officers) philosophy, practices and policies have been developed over a number of years and have not historically been subject to sweeping, material changes. Unlike other insured financial institutions physically located in the United States, the Company and Bank are uniquely geographically situated thousands of miles from the mainland United States. Because of its location, it cannot readily draw from the available pool of experienced officers that typically is available to mainland banks to manage the affairs of the Bank.

Philosophy

This Board believes that its executive compensation program should be designed and administered to provide a competitive compensation program that will enable it to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent, efficient and professional manner. The Bank Board thinks that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Bank, and which aligns executives’ interests with those of the shareholder by rewarding performance above established goals, with the ultimate objective of improving shareholder value without rewarding short-term risk-taking.

Process for Making Compensation Decisions

The Compensation Committee has the responsibility for establishing, implementing and continually monitoring adherence with the Bank’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the President and Chief Executive Officer (the “CEO”) and the Executive Vice President and Chief Operating Officer (the “COO”) is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to them are similar to other executive officers. The Compensation Committee is also responsible for the review and approval of corporate goals and objectives relevant to the compensation, including the incentive bonus, of the Bank’s CEO and COO, to evaluate the performance of the CEO and COO in light of the goals and objectives, and to determine and approve the CEO’s and COO’s compensation levels based on this evaluation.

As to the other named executives, shortly following the conclusion of each calendar year, the CEO, assisted by the Director of Human Resources, conducts an annual performance evaluation process for all named executive officers, other than for herself and the COO. As part of each annual performance evaluation, the CEO considers, among other key factors: (i) the executive’s performance of job responsibilities and achievement of individual and/or departmental objectives and (ii) management and leadership skills, such as effective communication, problem solving, business development and community involvement. In addition, the named executive’s contributions to the Bank’s overall financial goals are indirectly considered. The Compensation Committee then reviews the CEO’s recommendations on the annual bonuses and salary increases for the named executive officers.

The Compensation Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Compensation Committee looks to ensure that the compensation is fair, reasonably competitive and commensurate to the amount of work required both from the individual directors as well as from the Board in the aggregate.

2018 Executive Compensation Components

To implement the compensation objectives of the Board, the Bank has entered into employment agreements with its named executive officers that it believes reward performance as measured against established goals. The Board believes that these agreements provide fair compensation for the named executives and enable the Bank to better retain key executives to manage its affairs and to comply with the numerous Guam, Commonwealth of the Northern Mariana Islands, Republic of the Marshall Islands, Federated States of Micronesia, Republic of Palau, California and federal laws and regulations in order to ensure the safety and soundness of the funds entrusted to it for safekeeping.

For the fiscal year ended December 31, 2018, the principal components of compensation under each named executive officer’s employment agreements were as follows:

Base Salary. The Bank provides named executive officers and other employees with a base salary pursuant to their employment agreements to compensate them for services rendered during the fiscal year. Base salary ranges for each named executive officer are determined based on position and responsibility. The base salary is adjusted annually to reflect the increase, if any, in the cost-of-living by adding to the base salary an amount obtained by multiplying the base salary by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of the employment agreement (together with base salary, the “Adjusted Base Salary”).

Incentive Bonus. The Bank provides an incentive-based cash compensation plan for the named executive officers tied to meeting certain objectives as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, and level of adversely classified assets or the Bank’s efficiency performance. See “Employment Agreements” for a summary explanation of the incentive bonus.

The incentive bonus varies with each named executive officer and is set at a maximum amount. The set amount is subject to adjustments and paid quarterly in capital stock or in cash, or combination, at the option of the named executive officer. The maximum amount is subject to review by the Compensation Committee of the Bank annually.

Adjustments To Bonus. On an annual basis, the Bank Board reviews the prior year’s budget and strategic plan to adjust on a quarterly basis the incentive bonus of the executive officer as follows:

a.	If the then current Return on Equity (ROE) of the Bank is below the preceding three-year average ROE of the Bank, then the Incentive Bonus is reduced by ten percent (10%);

b.

If the then current Return on Assets (ROA) of the Bank is less than that of the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the Incentive Bonus is reduced by ten percent (10%);

c.

If the then current Bank’s FDIC Commercial Examination Composite Rating (FDIC Rating) is 2 or better, there is no reduction to the Incentive Bonus; if the FDIC Rating is 3, then the Incentive Bonus is reduced by fifteen percent (15%); if the FDIC Rating is 4, then the Incentive Bonus is reduced by fifty percent (50%); if the FDIC Rating is 5, then the Incentive Bonus is reduced by one-hundred percent (100%);

d.

If the then current Total Adversely Classified Items to Tier 1 Capital of the Bank plus the Allowance for Loan and Lease Losses is greater than twenty-five percent (25%), then the Incentive Bonus is reduced by ten percent (10%); and

e.	If the Efficiency Ratio of the Bank is greater than various percentages for various years for each of the named executives, the incentive bonus is reduced by five percent (5%).

For purposes of these calculations, the ROA, ROE, FDIC Rating, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio are derived from any report of management submitted to the Board of Directors at the Board meeting immediately preceding the date of any adjustment. If any dispute arises as to the calculations of any of such figures, the Compensation Committee, subject to Board approval, makes the sole determination of such figures using whatever resources the Compensation Committee shall deem reasonably necessary.

Perquisites and Other Personal Benefits. The Bank provides named executive officers with perquisites and other personal benefits that the Board believes are reasonable and consistent with its overall compensation program to better enable the Bank to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Based on the specific provisions of the employment agreements of the named executive officers, some of the perquisites and personal benefits include the use of automobiles, term life insurance coverage, group life, health and dental coverage, certain memberships and personal benefits. Information about the details of the 2018 perquisites and other benefits for fiscal year ended December 31, 2018 provided to the named executive officers is found in the Summary Compensation Table below.

Other Executive Officers

Francisco M. Atalig, age 68, joined Bank of Guam in 1992 as Vice President and Operations Administrator. In 2007 he was appointed Senior Vice President and Chief Financial Officer, and after the Company organized in 2011 was further appointed to the same positions for the Company. He has over 47 years of banking experience including 21 years in CitiBank as the Country Credit Officer, the Senior Country Operations and the Senior Financial Management Officer.

Summary Compensation Table

The following table sets forth compensation for services in all capacities to the Bank for the fiscal years ended December 31, 2018 and 2017 of the named executive officers.

Name and Position	Year	Salary	Non-Equity Incentive Compensation	Stock Awards	All Other Compensation		Total
Joaquin P. L.G. Cook President and Chief Executive Officer (1)	2018	$153,992	$156,857	$–	$70,805	(2)	$381,654

William D. Leon Guerrero	2018	$283,013	$190,555	$–	$135,006	(3)	$608,574
Chairman	2017	$266,417	$130,163	$–	$132,761		$529,341

Francisco A. Atalig	2018	$213,405	$125,770	$–	$43,836		$383,011
Senior Vice President, Chief Financial Officer	2017	$209,157	$76,251	$–	$46,280		$331,668
Lourdes A. Leon Guerrero	2018	$208,583	$155,934	$–	$95,735		$460,252
President, Chief Executive Officer, Chair of the Board	2017	$317,327	$172,336	$–	$93,233		$582,896

(1)

Mr. Cook was appointed our President and Chief Executive Officer on March 20, 2019. In fiscal 2018, Mr. Cook served as our Interim President and Chief Executive Officer during Ms. L. Leon Guerrero’s leave of absence, in addition to his position as our Executive Vice President and Chief Sales & Service Officer. Mr. Cook received no additional compensation in fiscal 2018 for his service as Interim President and Chief Executive Officer.

(2)

In accordance with the provisions of the Cook Employment Agreement (as defined below), this amount includes payments or reimbursements to Mr. Cook for life insurance premiums, for travel, utilities and automobile expenses, and matching contributions to his 401(k) Plan. Mr. Cook was also paid $45,750 in Board and Committee fees. Mr. Cook did not receive any equity awards as compensation for 2018.

(3)

In accordance with the provisions of the W. Leon Guerrero Employment Agreement (as defined below), this amount includes payments or reimbursements to Mr. W. Leon Guerrero for medical and dental insurance premiums of $43,200, $30,725 for travel expenses, for utilities at his primary residence and for the use of an automobile and related operating expenses. Mr. W. Leon Guerrero was also paid $43,750 in Board and Committee fees. On April 28, 2003, the Board of Directors authorized the payment of a companion airline ticket to allow a family member to accompany the President or the Executive Vice President for off-island medical purposes. The Bank paid for off-island medical travel for Mr. W. Leon Guerrero. During such trips Mr. W. Leon Guerrero also conducted business for the Bank. The Bank paid Mr. W. Leon Guerrero for his spouse’s airfare to accompany him on Bank related functions in 2018.

(3)

In accordance with the provisions of the Atalig Employment Agreement (as defined below), this amount includes payments or reimbursements to Mr. Atalig for medical and dental insurance premiums and Bank Board attendance fees in the amount of $13,000 for 2018.

(1)

In accordance with the provisions of the L. Leon Guerrero Employment Agreement (as defined below), this amount includes payments or reimbursements to Ms. L. Leon Guerrero for medical and dental insurance premiums, $27,986 for payments of her utilities of her primary residence and for the use of an automobile and related operating expenses. Ms. L. Leon Guerrero was also paid $42,250 in Board and Committee fees. Ms. L. Leon Guerrero did not receive any equity awards as compensation in 2018. The Bank also paid Ms. L. Leon Guerrero for her spouse’s airfare to accompany her on Bank related functions in 2018.

Employee’s 401(k) Retirement Savings Plan

The Bank has an employee benefit plan called the Bank of Guam Employee 401(k) Retirement Savings Plan (the “401(k) Plan”). For 2018, employees who met certain eligibility requirements based on length and amount of service could voluntarily contribute up to a maximum of $18,000 to the 401(k) Plan. Employees who are 50 or older could elect to defer an additional $6,000 on top of the $18,000 for a maximum contribution of $24,000 per year. The Bank made contributions equal to 100% of employee’s salary deferrals that did not exceed 1% of employee’s compensation, plus 50% of employee’s salary deferrals that exceeded 1% but were less than 5% of employee’s compensation. Employees’ rights to the Bank’s contribution vest at the rate of 20% per annum, with 100% vesting after two years participation in the 401(k) Plan, or upon death or permanent disability. Employees may direct the investment of their 401(k) Plan accounts as set forth in the 401(k) Plan. Payments at retirement are based on the amount each employee contributed each year, the amount matched by the Bank and the performance success of the investments chosen by the employee. All eligible employees were automatically enrolled in the 401(k) Plan unless the employee actively opted out of participation in the 401(k) Plan. Joaquin P. L.G. Cook, William D. Leon Guerrero, Francisco M. Atalig and Lourdes A. Leon Guerrero were eligible to participate in the 401(k) Plan and did not opt out of the 401(k) Plan.

Long Term Incentive Program

On January 10, 1989, the Bank shareholders approved, and the Company assumed after it organized in 2011, a Tandem Phantom Stock Unit/Stock Option plan authorizing the Board of Directors to enter into employment agreements with certain executive officers allowing them to defer up to $100,000 of their annual incentive bonuses and granting such officers, in lieu of cash, fully vested phantom stock units paying dividend equivalents, such phantom stock units to equal the value of the amount deferred, coupled with options to purchase three shares of common stock of the Bank for each one Phantom Stock Unit granted (the “Tandem Phantom Stock Unit/Stock Option”). The 2013 employment agreements with William D. Leon Guerrero and Lourdes A. Leon Guerrero granted them the right to (1) hold both the phantom stock units and the stock options and receive on each Phantom Stock Unit an amount equivalent to the dividend paid on each share of Common Stock (the “Dividend Equivalent”), or (2) tender their phantom stock units to the Bank for purchase by the Bank at the then fair market value, or (3) exercise their stock options. Upon tender by the holder of the holder’s phantom stock units for cash, the holder will forfeit his or her rights to the stock options; or, upon exercise of the holder’s stock options, the holder will forfeit his or her rights to the phantom stock units (and the Dividend Equivalents). The Board of Directors has not deferred an annual incentive bonus under the Tandem Phantom Stock Unit/Stock Option Plan for the years 2018 or 2017.

Employee Service Award Plan

The Company maintains an Employee Stock Service Award Plan that rewards all employees of the Company and the Bank for their time and service. After employment for five consecutive years, the employee is awarded 50 shares of the Company’s common stock. Shares are again awarded every fifth consecutive year thereafter in increasing increments of shares as follows: 100 shares after 10 years, 300 shares after 15 years, 500 shares after 20 years, 750 shares after 25 years, 1,200 after 30 years, and 2,000 shares after 35 years. On January 1, 2012, this Plan was amended to provide the employee the option to choose the same amount of Company shares or cash up to the equivalent of such Company shares. In May 2015, the Plan was further amended to include 2,500 shares after 40 years of service. The named executive officers did not receive any stock awards under this plan for 2018 and 2017.

Supplemental Executive Retirement Plans

In 2013, the Bank Board approved entry into supplemental executive retirement agreements (“SERPs”) with the named executive officers. The SERPs were implemented to help build and retain key Bank employees at the level of Vice President and up, including the named executive officers. Under the terms of the plan, differing death, disability, change in control, and post-employment/retirement benefits are provided to each of the key employees. Pursuant to the plan, agreements were entered into between the Bank and each of the key employees including the named executive officers. By defining and increasing, over each employee’s term of employment, the amounts each employee will receive upon the occurrence of certain specified events, including retirement on or after 10 years after the SERP was entered, each employee has been provided what the Board believes to be a reasonable incentive to remain with the Bank until retirement. While several provisions have been included which will serve to reduce the overall amounts payable, the agreements are expected to provide a maximum annual benefit payment at retirement for a period of 15 years in the amount of $100,000 to Joaquin P.

L.G. Cook, $100,000 to William D. Leon Guerrero, $50,000 to Francisco M. Atalig and $150,000 to Lourdes A. Leon Guerrero.

In the event a participant terminates employment as a result of an early voluntary termination, change in control, early involuntary termination, or disability, his or her monthly payments or lump sum amounts will be based on annual benefit levels determined in accordance with a formula set forth in each participant’s SERP that results in benefit amounts that increase over the participant’s period of continued service, but not above the normal retirement benefit. No benefits are payable to the named executive officers if the named executive officer is terminated for cause.

In the event of the named executive’s early voluntary retirement, the Bank is obligated to pay out the annual benefit multiplied by 0% if voluntary retirement occurs within the first five years, 50% if within the sixth year, 60% if within the seventh year, 70% if within the eighth year, 80% if within the ninth year, 90% within the tenth year and 100% after 10 years. There are no vested accrual balances as of December 31, 2018, for the named executive officers.

In the event of a change in control, the Bank is obligated to pay within 60 days of separation 100% of the accrual balance, as defined in the SERP agreement. If the change in control occurred on December 31, 2018, the amounts to be paid were: $276,346 to Joaquin P. L.G. Cook, $670,978 to William D. Leon Guerrero, $335,489 to Francisco M. Atalig and $1,006,468 to Lourdes A. Leon Guerrero.

In the event of a named executive officer’s disability, the Bank is obligated to pay in 180 monthly payments 100% of the accrual balance, as defined in the SERP agreement. The agreements are expected to begin paying out at the executive’s normal retirement date when defined in the SERP agreement on the first day of the month following determination of disability. The annual benefit payment under this scenario is as follows: $25,396 to Joaquin P. L.G. Cook, $62,312 to William D. Leon Guerrero, $31,156 to Francisco M. Atalig and $93,468 to Lourdes A. Leon Guerrero.

In the event of a named executive officer’s death, the Bank is obligated to pay within 60 days of the participant’s death 100% of the accrual balance, as defined in the SERP agreement. For example, if the death occurred on December 31, 2018, the amounts paid would be: $279,346 to Joaquin P. L.G. Cook, $670,978 to William D. Leon Guerrero, $335,489 to Francisco M. Atalig and $1,006,468 to Lourdes A. Leon Guerrero.

To comply with Internal Revenue Code Section 409A, generally, named executive officers are not eligible to commence receipt of benefits until six months after termination of employment.

Survivor Income Plan

The Bank Board also approved entry into a survivor income plan (“SIP”) for the named executive officers of the Bank in 2018. The SIP was implemented to help recruit, reward and retain key executives. Upon a participating executive officer’s death while employed by the Bank, the Bank will pay a death benefit to the executive officer’s beneficiary in the amount of $1,060,606.

Employee Stock Purchase Plan

The Bank of Guam 2011 Employee Stock Purchase Plan (the “2011 Plan”) was adopted by the Bank’s Board of Directors and approved by the Bank’s shareholders in May 2, 2011, and subsequently adopted by the Company after it organized in 2011. The 2011 Plan is open to all employees of the Company and the Bank who have met certain eligibility requirements.

Under the 2011 Plan, eligible employees can purchase, through payroll deductions, shares of common stock at a discount. The right to purchase stock is granted to eligible employees during a period of time that is established from time to time by the Board of Directors of the Company. Eligible employees cannot accrue the right to purchase more than $25,000 worth of stock, as valued at the beginning of each offer period. Eligible employees also may not purchase more than 1,500 shares of stock under any one offer period. The shares are purchased at 85% of the value of the stock price on the enrollment date or purchase date, whichever is less.

Outstanding Equity Awards at Fiscal Year-End

The named executive officers had no outstanding equity awards as of December 31, 2018.

Employment Agreements

The Bank has entered into employment agreements with Joaquin P. L.G. Cook, William D. Leon Guerrero and Francisco M. Atalig. The initial terms are set forth below and the agreements are subject to renegotiation upon expiration. Each agreement specifies the compensation, benefits, duties and responsibilities of each named executive officer during the term of his employment.

Chief Executive Officer. On January 5, 2015, Joaquin P. L.G. Cook entered into an Employment Agreement, effective January 5, 2015, with the Bank to act as Executive Vice President and Chief Sales & Service Officer of the Bank, which had an expiration date of January 4, 2020 (the “Cook Employment Agreement”). The Cook Employment Agreement provided for, among other things, the payment of an annual base salary of $153,753 with annual CPI adjustments. The Cook Employment Agreement also provided for an incentive bonus equal to 1.25% of the net profits after taxes of the Bank or $125,000, whichever was less, payable in the capital stock of the Bank or in cash or a combination thereof. The incentive bonus was to be reduced by 5% to 100% if the Bank did not meet certain objectives, which were set forth in the Cook Employment Agreement, as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Mr. Cook also received certain other personal benefits, including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, (c) certain memberships and personal benefits, and (d) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon disability, Mr. Cook would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement. The Cook Employment Agreement also included a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which paid out for a period of 15 years the amount of $100,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost, which benefit is generally made available to the Bank’s executive employees.

On March 20, 2019, in connection with his appointment as the Company’s and the Bank’s President and Chief Executive Officer, Mr. Cook entered into a new employment agreement, effective April 1, 2019, with the Bank, which expires March 31, 2022 (the “New Cook Employment Agreement”). The New Cook Employment Agreement provides for, among other things, an annual base salary of $260,000, with annual CPI adjustments. It also provides for an annual incentive bonus opportunity equal to 2% of the net profits after taxes of the Bank or $250,000 per year, whichever is less. The incentive bonus is to be reduced by 5% to 100% if the Bank does not meet certain objectives, which are set forth in the employment agreement, as measured by return on assets, return on equity, level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus may also increase by 5% to 22.5% if the Bank exceeds certain objectives, which are set forth in the employment agreement, as measured by level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus is further subject to a minimum payment of $50,000 per year. The Employment Agreement also provides certain personal benefits which include (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, and (c) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon permanent disability, or a termination by the Company without cause (as defined in the employment agreement) or by Mr. Cook for “Good Reason” (as defined in the employment agreement), Mr. Cook would receive his base salary adjusted for CPI increases, together with all incentive bonuses, for the remainder of the term of his Employment Agreement. The New Cook Employment Agreement also provides for a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which pays out for a period of 15 years the amount of $150,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost.

Chairman and former Executive Vice President and Chief Operating Officer. On June 27, 2013, William D. Leon Guerrero entered into an Employment Agreement, effective June 1, 2013, with the Bank to act as Executive Vice President and Chief Operating Officer of the Bank, to expire May 31, 2018 (the “W. Leon Guerrero Employment Agreement”). On May 29, 2018, Mr. Leon Guerrero entered into an agreement to extend the W. Leon Guerrero Employment Agreement through December 31, 2018 which agreement was further extended until March 30, 2019. The W. Leon Guerrero Employment Agreement provided for, among other things, the payment of an annual base salary of $252,000 with annual CPI adjustments. The W. Leon Guerrero Employment Agreement also provided for an incentive bonus equal to 1.75% of the net profits after taxes of the Bank or $150,000, whichever was less, payable in the capital stock of the Bank or in cash or combination thereof. The incentive bonus was to be reduced by 5% to 100% if the Bank did not meet certain objectives, which were set forth in the W. Leon Guerrero Employment Agreement, as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Mr. Leon Guerrero also received certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, (c) certain memberships and personal benefits, (d) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans, and (e) a life insurance policy, at the Bank’s sole expense and cost, in the sum of $500,000. Upon disability, Mr. Leon Guerrero would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the employment agreement. The W. Leon Guerrero Employment Agreement also provided for the executive to receive his incentive bonus in the form of Tandem Phantom Stock Units/Stock Options under the terms and conditions set forth above. The W. Leon Guerrero Employment Agreement additionally included a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which paid out for a period of 15 years the amount of $100,000 per annum after 10 years from the date of SERP contract, at the Bank’s sole expense and cost, which benefit is generally made available to the Bank’s executive employees.

On March 20, 2019, in connection with his appointment as the Chairman of the Board of Directors of the Company and the Bank, the Bank entered into an Employment Agreement with Mr. W. Leon Guerrero, effective April 1, 2019 and with an expiration date of March 31, 2022 (the “New W. Leon Guerrero Employment Agreement”). The New W. Leon Guerrero Employment Agreement provides for, among other things, the payment of an annual base salary of $300,000 with annual CPI adjustments. It also provides for an annual incentive bonus opportunity equal to 2% of the net profits after taxes of the Bank or $250,000 per year, whichever is less. The incentive bonus is to be reduced by 5% to 100% if the Bank does not meet certain objectives, which are set forth in the employment agreement, as measured by return on assets, return on equity, level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus may also increase by 5% to 22.5% if the Bank exceeds certain objectives, which are set forth in the employment agreement, as measured by level of adversely classified assets to Tier 1 capital, and the Bank’s efficiency ratio. The incentive bonus is further subject to a minimum payment of $50,000 per year. The New W. Leon Guerrero Employment Agreement also provides for certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, and (c) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon disability, or a termination by the Company without cause (as defined in the employment agreement) or by Mr. W. Leon Guerrero for “Good Reason” (as defined in the employment agreement), Mr. W. Leon Guerrero would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement. The Employment Agreement also provides a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which pays out for a period of 15 years the amount of $150,000 per annum after 10 years from the date of the SERP contract, at the Bank’s sole expense and cost.

Senior Vice President and Chief Financial Officer. On January 11, 2017, Francisco M. Atalig, the Senior Vice President and Chief Financial Officer, entered into an Employment Agreement with the Company’s sole subsidiary, Bank of Guam, to continue to act as the Senior Vice President and Chief Financial Officer of the Bank, effective January 1, 2017, to expire December 31, 2021, (the “Atalig Employment Agreement”). The Atalig Employment Agreement provides for, among other things, the payment of an annual base salary of $201,000 with annual CPI adjustments. The Atalig Employment Agreement also provides for an incentive bonus equal to 1.00% of the net profits after taxes of the Bank, payable in the capital stock of the Bank or in cash or combination thereof. The incentive bonus shall be reduced by 5% to 100% if the Bank does not meet certain objectives, which are set forth in the Employment Agreement, as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Mr. Atalig also receives certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, and (b) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans. Upon disability, Mr. Atalig would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement. The Atalig Employment Agreement also includes a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which pays out for a period of 15 years the amount of $50,000 per annum after 10 years from the date of SERP contract, at the Bank’s sole expense and cost, which benefit is generally made available to the Bank’s executive employees.

Former Chair of the Board and former Chief Executive Officer. On May 1, 2013, Lourdes A. Leon Guerrero entered into an Employment Agreement, effective January 1, 2013, with the Bank to act as the President and Chief Executive Officer of the Bank, which after being extended multiple times expired December 31, 2018 (the “L. Leon Guerrero Employment Agreement”). On March 26, 2018, the Board of Directors of the Bank approved an unpaid leave of absence effective May 1, 2018 for Ms. L. Leon Guerrero to run for the Office of the Governor of Guam. Ms. L. Leon Guerrero was successful in the election and on November 26, 2018, the Company and Bank Board of Directors reappointed Ms. L. Leon Guerrero to her original position as President and Chief Executive Officer of the Company and the Bank until the expiration of the L. Leon Guerrero Employment Agreement on December 31, 2018. The L. Leon Guerrero Employment Agreement provided for, among other things, annual base salary of $300,000, with annual CPI adjustments. The L. Leon Guerrero Employment Agreement also provided for an incentive bonus equal to 2% of the net profits after taxes of the Bank or $200,000 whichever was less, payable in capital stock of the Bank or in cash or a combination thereof. The incentive bonus was to be reduced by 5% to 100% if the Bank did not meet certain objectives, which were set forth in the L. Leon Guerrero Employment Agreement, as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Ms. L. Leon Guerrero also received certain personal benefits which included (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, (c) certain memberships and personal benefits, (d) the right to participate in the Bank’s group health insurance, accident insurance and disability insurance plans, and (e) a life insurance policy, at the Bank’s sole expense and cost, in the sum of $500,000. Upon disability, Ms. L. Leon Guerrero would have received her base salary adjusted for CPI increases, together with all incentive bonuses, for the remainder of the term of her employment agreement. The L. Leon Guerrero Employment Agreement also provided for the executive to receive her incentive bonus in the form of Tandem Phantom Stock Units/Stock Options rather than cash. The L. Leon Guerrero Employment Agreement also included a Survivor Income Plan with a death benefit of $1,060,606 and a SERP which paid out for a period of 15 years the amount of $150,000 per annum after 10 years from the date of SERP contract, at the Bank’s sole expense and cost, which benefit is generally made available to the Bank’s executive employees.

Compensation Risk Assessment

In determining the level of risk arising from the Company’s and the Bank’s compensation policies and practices, a thorough review and risk assessment evaluation of the Company’s and Bank’s compensation plans for all employees, as well as the overall compensation philosophy was conducted. The Compensation Committee evaluated the form and mix of compensation, controls and process, and the Company’s and Bank’s business strategies.

The Compensation Committee has concluded that the Bank’s compensation arrangements do not encourage employees to take unnecessary or excessive risks.

Discretionary Bonus

Bank of Guam has a discretionary bonus program for the Bank’s non-executive officers and staff. Contributions by the Bank to both programs are based upon the Bank’s achievement of specified levels of financial performance as determined by the President and Chief Executive Officer and approved by the Board of the Bank. In 2018, the Bank paid $149,634 for this program and bonus payments.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by:	Roger P. Crouthamel, Chairman Patricia P. Ada Joe T. San Agustin Joseph M. Crisostomo

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2018.

The Audit Committee has discussed with Squar Milner LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 1301, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee also has received the written disclosures and the letter from Squar Milner LLP required by applicable requirements of the PCAOB regarding Squar Milner LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Squar Milner LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the U.S. Securities and Exchange Commission.

Submitted by:	Joe T. San Agustin, Chairman Roger P. Crouthamel Martin D. Leon Guerrero Mark J. Sablan Patricia P. Ada Joseph M. Crisostomo

PROPOSAL NUMBER 2:

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Squar Milner LLP as its independent registered public accounting firm to perform audit services for the Company and its subsidiary, Bank of Guam, for the fiscal year ending December 31, 2019. It is anticipated that a member of that firm will be present at the Annual Meeting. That representative is not expected to make a statement but will be available to answer any questions.

The approval of a majority of the shares represented at the Annual Meeting is required to ratify the selection of Squar Milner LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF SQUAR MILNER LLP FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2019

INDEPENDENT PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES

On April 12, 2018, the Audit Committee of the Company approved the engagement of Squar Milner LLP (“Squar Milner”), a PCAOB-registered firm, for the audit of the Company’s December 31, 2018 financial statements. It is anticipated that a member of that firm will be present at the Annual Meeting. That representative is not expected to make a statement but will have the opportunity to do so and will be available to answer any questions.

The audit reports on the financial statements of the Company and the Bank as of and for the fiscal years ended December 31, 2018 and 2017 were issued by Squar Milner LLP and, except as noted below with respect to 2018 and 2017, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

In 2018, Squar Milner was engaged to replace Crowe Horwath LLP (“Crowe Horwath”), who was dismissed on the same date. Crowe Horwath had served as the Company’s independent registered public accounting firm since April 7, 2017. A discussion of the engagement of Crowe Horwath in 2017 is provided below. The decisions to dismiss Crowe Horwath and engage Squar Milner were approved by the Audit Committee.

Crowe Horwath never issued a report on the Company’s financial statements; therefore, Crowe Horwath did not issue any report on the Company’s financial statements containing an adverse opinion or disclaimer of opinion, and no such report was qualified or modified as to uncertainty, audit scope, or accounting principles.

At the time of Crowe Horwath’s dismissal, in connection with the audit of the Company’s financial statements for the year ended December 31, 2017, the Company and Crowe Horwath had been unable to agree regarding the adequacy of the

Company’s allowance and provision for loan and lease losses (“ALLL”), the sufficiency of the Company’s access and change management controls related to the core operating system, the completeness and accuracy of system reports, and various other operational controls. Crowe Horwath also indicated that while they had not completed their audit, based on their observations and procedures performed at that time, Crowe Horwath believed it to be unlikely that sufficient mitigating controls existed to preclude the identification of material weaknesses in the Company’s internal control over financial reporting as of December 31, 2017, and that a significant increase in the sample sizes selected for testing on a substantive basis was needed to ensure that the financial statements are free of material misstatement.

Following multiple discussions with Crowe Horwath involving the Company’s management and the Audit Committee regarding the issues described in the previous paragraph, the Audit Committee and the Company’s management were unable to reach an agreement with Crowe Horwath regarding these issues.

During the year ended December 31, 2017 and in the subsequent interim period through April 12, 2018 (the date of the dismissal of Crowe Horwath), there were no other disagreements with Crowe Horwath on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe Horwath, would have caused it to make reference to the subject matter of the disagreement in connection with its report, had such report been issued, on the Company’s financial statements for such year.

As previously disclosed, Squar Milner served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016, and in connection with such engagement the Company consulted with Squar Milner regularly regarding accounting, auditing and financial reporting issues. Subsequently and except as discussed in the following paragraph, during the fiscal year ended December 31, 2017 and through April 12, 2018, neither the Company, nor anyone on its behalf, consulted Squar Milner with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Beginning in March 2018, the Company consulted with Squar Milner regarding the adequacy of the Company’s ALLL for the fiscal year ended December 31, 2016 and discussed the matters identified by Crowe Horwath as reported above. Squar Milner orally expressed that it believed that the Company’s ALLL at December 31, 2016 was adequate and that it would address the matters identified by Crowe Horwath during their audit of the Company’s financial statements for the year ended December 31, 2017.The Company provided Crowe Horwath with a copy of the foregoing disclosures and requested that Crowe Horwath review the disclosures and provide a letter addressed to the SEC as specified by Item 304(a)(3) of Regulation S-K stating that it agrees with the statements made in the Current Report, which Crowe Horwath provided and the Company filed with the SEC as an exhibit to its Current Report on Form 8-K filed on April 18, 2018.

2017 Engagement of Crowe Horwath

As described in the Company’s Current Report on Form 8-K filed April 12, 2017, in April 2017, the Audit Committee had formerly engaged the services of Crowe Horwath as its independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2017. As a result of the engagement, the Company did not renew the engagement of its previous independent registered public accounting firm, Squar Milner, effective the same date. The change in accounting firms did not result from any dissatisfaction of the Audit Committee or the Company with the quality or delivery of professional services rendered by Squar Milner. The audit reports of Squar Milner on the Company’s consolidated financial statements as of and for the years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Company’s consolidated financial statements for each of the fiscal years ended December 31, 2016 and 2015, there were: (1) no “disagreements” (within the meaning of Item 304(a) of Regulation S-K) between the Company and Squar Milner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Squar Milner, would cause Squar Milner to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (2) no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K. The Company provided Squar Milner with a copy of the foregoing disclosures and requested that Squar Milner review the disclosures and provide a letter addressed to the U.S. Securities and Exchange Commission as specified by Item 304(a)(3) of Regulation S-K stating that it agrees with the statements made in the Current Report, which Squar Milner provided and the Company filed with the SEC as an exhibit to its Current Report on Form 8-K filed on April 12, 2017.

During 2015 and 2016, the Company did not consult with Crowe Horwath regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

Audit Fees

Following are disclosures regarding the fees billed by Squar Milner during 2018 and 2017. It is the policy of the Audit Committee that all engagements for auditing services, and non-audit services be preapproved by the Audit Committee. The preapproval includes a review of the services to be undertaken and the estimated fees that will be incurred. The Audit Committee has considered whether the provision of non-audit services by the Public Accountants is compatible with maintaining auditor independence.

Squar Milner performed the following services for the Company relating to the year ended December 31, 2018 and 2017:

Audit Services.

The audit services rendered by Squar Milner consisted of audits of the consolidated financial statements for the years ended December 31, 2018 and 2017, and, in connection therewith, their reviews of the Company’s Annual Report on Form 10-K during the years ended December 31, 2018 and 2017, and the Company’s quarterly reports on Form 10-Q during the year ended December 31, 2018.

Audit Related Services.

Audit related services rendered by Squar Milner in 2018 and 2017 consisted of services in connection with the Company’s statutory reviews of the December 31, 2018 and 2017, financial statements for the Republic of Palau Branch, Commonwealth of the Northern Mariana Islands Branch, Republic of the Marshall Islands Branch and the Federated States of Micronesia Branch.

Tax Services.

Squar Milner did not render any tax services to us during 2018 and 2017.

The following table sets forth the aggregate fees billed by Squar Milner for the services it rendered to us in 2018 and 2017, inclusive of out of pocket expenses.

	2018	2017
Audit Fees	$560,414	$598,121
Audit Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Pre-approval of Services by Principal Accountant

The Audit Committee will consider annually and, if appropriate, approve audit services by its principal accountant. In addition, the Audit Committee will consider and, if appropriate, pre-approve certain defined audit and non-audit services. The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements.

The Audit Committee pre-approved all audit fees of Squar Milner during fiscal year 2018 and 2017.

TRANSACTIONS WITH RELATED PERSONS

The Company’s Code of Ethics provides that personal interests of directors, officers and employees of the Company must not interfere with, or appear to interfere with, the interests of the Company. Directors, officers and employees of the Company may not compete with the Company or disadvantage the Company by taking for personal gain corporate opportunities or engage in any action that creates actual or apparent conflicts of interest with the Company. Any director or officer involved in a transaction with the Company or that has an interest or a relationship that reasonably could be expected to give rise to a conflict of interest must report the matter promptly to the Audit Committee, which is responsible for determining if the particular situation is acceptable.

The Company does not have a formal policy regarding the review, approval or ratification of related party transactions. As transactions are reported, however, the Board considers any related party transactions on a case-by-case basis to determine whether the transaction or arrangement was undertaken in the ordinary course of business and whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party. If any member of the Board is interested in the transaction, that member will recuse himself from the discussion and decision on the transaction.

Joaquin P. L.G. Cook, President and Chief Executive Officer, is the son of Lourdes A. Leon Guerrero, the former President and Chief Executive Officer of the Company. Mr. Cook’s compensation in fiscal 2018 is reported in the Summary Compensation Table elsewhere in this Proxy Statement and he received total compensation of $335,804 in fiscal 2017.

The following are related party transactions involving the Company’s subsidiary relative to lease agreements that have been in existence for over 10 years for two branches of the Bank. The Company believes that the lease agreements are advantageous and believes the terms are fair and reasonable to the Company. Moreover, the amounts related to such transactions do not exceed the amount allowable under NASDAQ Stock Market Rule 5605(a)(2) and SEC rules and regulations to consider any of the related persons noted below as not being independent.

The Bank is leasing an office space in the Yigo Town Center for its Yigo Branch from Ada’s Trust & Investment Inc. (“Ada’s Trust”). Patricia P. Ada is a director for the Bank and the General Manager, Board Secretary and Assistant Treasurer for Ada’s Trust. The Bank’s ten-year lease for the 4000 square foot Yigo Branch began on December 1, 1996. The Bank has four options to renew the Yigo branch lease for five years each. During fiscal year 2018, the Bank paid Ada’s Trust $143,748 for rent. During the five-year and two-year lease term, respectively, total lease payments should equal approximately $718,740. The members of the Board other than Ms. Ada determined that these lease transaction are beneficial to the Bank and the Company and the terms of the transactions are fair to the Bank and the Company. Assuming that such terms continue to be fair and competitive, the Bank anticipates that it may exercise one or more of its final options to renew the Yigo branch lease.

The Bank is leasing office space in the Macheche Plaza Shopping Center for its Dededo Branch from Macheche Plaza Development (“Macheche”). Roger P. Crouthamel is a director and Corporate Secretary of the Company and a Managing Partner of and owns a 27% interest in Macheche. The John Kerr Grandchildren’s Trust also has a 15% interest in Macheche. Roger P. Crouthamel is the Trustee for The John Kerr Grandchildren’s Trust. The Bank’s ten-year lease for the 5,574 square foot Dededo Branch began on March 30, 1990. The lease was renegotiated in 1999 to lower the rent and extend the lease for twelve years commencing June 1, 1999. The Bank has two options to renew the lease for five years each. The lease automatically renews for five years provided the Bank does not give the landlord a notice of termination 180 days prior to the termination date. The Bank has not provided the landlord with a notice of termination. During fiscal year 2018, the Bank paid Macheche Development $160,717 for rent and $45,300 for common area maintenance. During the ten-year lease term the total lease payments should equal approximately $2,143,760. The members of the Board other than Mr. Crouthamel determined that this lease transaction is beneficial to the Bank and the Company and the terms of the transaction are fair to the Bank and the Company. The Bank anticipates that it may exercise the options to renew the lease if it determines that such renewal is in the best interest of the Bank.

Additionally, the Bank has had and expects to have banking transactions in the ordinary course of business with many of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company. During 2018, no loan to any director or executive officer of the Company (or their associates) involved more than the normal risk of collectability or presented other unfavorable features.

Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of

Directors with any “interested” director not participating and dollar limitations on amounts of certain loans, and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters. To the best knowledge of the Company, Regulation O has been complied with in its entirety.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. Directors, officers, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its directors, officers, and 10% shareholders have been met on a timely basis, with the exception of director and officer Martin D. Leon Guerrero for two transactions reported on the Form 4 filed on December 11, 2018. The late filing was as a result of internal notification processes.

OTHER MATTERS

If any other matters come before the Annual Meeting, not referred to in this proxy statement, including matters incident to the conduct of the Annual Meeting, the proxy holders will vote the shares represented by the proxies in accordance with their best judgment. Management is not aware of any other business to come before the Annual Meeting, and as of the date of the preparation of this proxy statement, no shareholder has submitted to management any proposal to be acted upon at the Annual Meeting.

DIRECTOR NOMINATION PROCESS AND SHAREHOLDER PROPOSALS

Shareholders may present proposals which are proper subjects for consideration at the 2020 Annual Meeting of Shareholders of the Company for inclusion in the proxy materials relating to that meeting. These proposals must be submitted in writing to the Bank of Guam, Post Office Box BW, Hagåtña, Guam 96932, Attention: Corporate Secretary. The proposals must be received by December 7, 2019 in order to be included in the proxy materials for the 2020 Annual Meeting. Any proposals of shareholders not to be included in the proxy materials and received after February 20, 2020, will be deemed to be received in an untimely fashion and proxies granted hereunder will be voted at the discretion of the persons named as proxies in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders.

Form 10-K

THE COMPANY’S ANNUAL REPORT FOR 2018 ON FORM 10-K, WHICH IS REQUIRED TO BE FILED WITH THE SEC, IS AVAILABLE TO ANY SHAREHOLDER WITHOUT CHARGE. THE REPORT MAY BE OBTAINED BY WRITTEN REQUEST TO CORPORATE SECRETARY, BANKGUAM HOLDING COMPANY, P.O. BOX BW, HAGATNA, GUAM 96932.

It is also available in the Investor Relations section of the Company’s website at www.bankofguam.com. The Company’s Annual Report serves as the Bank’s annual disclosure statement under Part 350 of FDIC Rules and Regulations.

By order of the Board of Directors

/s/ Martin D. Leon Guerrero
Martin D. Leon Guerrero Corporate Assistant Secretary

April 5, 2019

BankGuam Holding Company

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Annual Meeting Proxy Card

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04 - Roger P. Crouthamel	☐	☐						

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Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Chamorro Standard Time, on May 20, 2019. Online Go to www.envisionreports.com/BKGM or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/BKGM Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed on Proposal A 1 and FOR Proposal 2. Proposal 1. The election of the Board of Directors’ nominees to the Board of Directors of the Company as shown in the Proxy Statement. CLASS II: TERM OF THREE YEARS: FOUR DIRECTORS 01 - Patricia P. Ada For Withhold 02 - Frances L.G. Borja For Withhold 03 - Mark J. Sablan For Withhold 04 - Roger P. Crouthamel Proposal 2. To ratify the selection of Squar Milner LLP as the Company’s independent registered public accounting firm; and For Against Abstain To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF, INCLUDING MATTERS WHICH MAY BE PRESENTED TO THE MEETING OF WHICH THE BOARD OF DIRECTORS HAS NO KNOWLEDGE AS OF THE DATE OF THIS PROXY. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below When signing as attorney, executor, administrator, trustee or guardian, please give full title. If there is more than one trustee, all should sign. All joint owners must sign. If signer is a corporation, sign in full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/BKGM IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — BankGuam Holding Company ANNUAL MEETING OF SHAREHOLDERS May 20, 2019 THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BANKGUAM HOLDING COMPANY KNOW ALL MEN BY THESE PRESENTS that I, the undersigned Shareholder(s) of BANKGUAM HOLDING COMPANY, Hagåtña, Guam (the “Company”), do hereby nominate, constitute and appoint JOAQUIN P.L.G. COOK and WILLIAM D. LEON GUERRERO, or any one of them (individually and collectively the “Proxies”), my true and lawful attorney in fact with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of the Company standing in my name on its books as of March 26, 2019, at the Annual Meeting of its Shareholders to be held in the lobby of the Company’s Headquarters located at 111 W. Chalan Santo Papa, in Hagåtña, Territory of Guam, on May 20, 2019, at 7:00 P.M., or at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows: THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE BOARD OF DIRECTORS’ RECOMMENDATIONS AS SHOWN ON THE REVERSE SIDE AND IN THE PROXY STATEMENT. The undersigned acknowledges receipt of the Annual Report on Form 10-K of the Company for the year ended December 31, 2018, and the Notice and Proxy Statement dated April 5, 2019 relating to the Annual Meeting. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU HOLD. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY.